Exhibit 10.25

November 2, 2012

Dr. Thomas Chan

99 Ridge Street

Winchester, MA 01890

Dear Tom:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation of employment from ArQule, Inc. (“ArQule” or the “Company”).1  This Agreement shall be effective on the eighth (8th) day following your signing of this Agreement, at which time it shall become final and binding on both parties.

1.

Superseding Agreement.  By entering into this Agreement, the parties intend and do hereby supersede all of the terms of an Employment Agreement dated November 21, 2008 (“the 2008 Agreement”), except as to those provisions that the parties expressly agree herein shall survive.

2.

Separation of Employment.  Contingent upon your execution of this Agreement, your employment with ArQule shall terminate upon expiration of your current employment agreement effective as of November 22, 2012 (“the Separation Date”).  You hereby acknowledge that your termination of employment is voluntary.  The Company will continue your regular base pay and insurance benefits through the Separation Date.  ArQule hereby waives any obligation by you to provide further notice as set forth in Section 5.3 of the 2008 Agreement.  From and after November 22, 2012, you shall not perform duties (except as provided in Section 6B below) for or be present at ArQule facilities, nor shall you represent yourself to any third party as an employee or agent of the Company.  Any accrued and unused vacation pay shall be paid to you with the first payroll following the Separation Date.

3.

Other Economic Benefits.  Also contingent upon your signing of this Agreement, ArQule agrees to provide you with the following Economic Benefits.

A.

2012 Pro-Rata Bonus.  ArQule shall pay to you a 2012 bonus pro-rated for 11/12ths of the year.  The bonus amount will be determined based on the typical procedure for determining the bonuses of ArQule senior executives and employees (i.e., target bonus amount times a percentage based on the scoring of corporate goals by the CN&G committee and endorsed by the board at its January meeting, and, in your case, times 11/12).  For illustrative purposes only, if the CN&G committee and board were to award bonuses at 100%, you would in such case be entitled to the gross amount of one hundred ten thousand six hundred forty one and sixty three cents ($110,641.63), less all ordinary payroll taxes and withholdings, which amount would be paid when such bonuses are paid to other ArQule employees, expected to occur during Q1 of 2013.  You hereby

_____________________

1/  The parties agree that, except with respect to Section 3 of this Agreement, which shall be the obligation of ArQule, Inc. only, wherever the term “ArQule” or “the Company” is otherwise used in this Agreement, it shall refer to ArQule, Inc., and any and all of its divisions, affiliates and subsidiaries and all other related entities, and its and their directors, officers, employees agents, successors and assigns.

acknowledge that the dollar amount of your pro-rated 2012 bonus is uncertain and not guaranteed and may be less than the gross amount set forth in the illustration above.

B.

Stock Options – Extension of Exercise Period.  You will be entitled to exercise only those stock options granted to you under ArQule’s Amended and Restated 1994 Equity Incentive Plan (as amended) that are vested as of the Separation Date, and only in accordance with the terms and conditions of the applicable plan(s), except that ArQule hereby agrees that for all such vested stock options, you may exercise your right to purchase such shares up to and through December 31, 2013.  Except for those vested options, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other equity plans (of whatever name or kind, including, without limitation, any stock option or restricted stock plan) that you participated in or were eligible to participate in during your employment with ArQule.

4.

Acknowledgements.

You acknowledge and agree that ArQule is not obligated to provide you with the Other Economic Benefits set forth above, that such Other Economic Benefits are not otherwise due or owing to you under the 2008 Employment Agreement, or any other agreement between you and the Company (oral or written), or Company policy or practice.  You further acknowledge that except as set forth in Sections 2 and 3 above, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, bonuses, stock options or any other form of equity, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

5.

COBRA.  Following the Separation Date, and to the extent permitted by the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), you will have the right, at your sole expense, to continue your participation in the Company’s group medical and dental insurance plans.  The “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date.

6.

Other Agreements By You.

A.

You will promptly return to ArQule all property and documents of ArQule in your custody or possession.  You hereby reaffirm your obligations set forth in Sections 7, 8 and 10 of the 2008 Agreement (such terms being incorporated herein by reference), and your obligations contained in the Employee Non-Disclosure and Inventions Agreement previously executed between ArQule and you (a copy of such agreement being attached hereto as Exhibit A), which agreement also is incorporated herein by reference.  You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of ArQule’s trade secrets and/or confidential and proprietary documents and information.  To the extent that the obligations set forth in either referenced agreement impose greater obligations upon you, then you shall be bound by such greater obligations.

B.

You agree that while you remain employed by ArQule, from and after the date hereof through the Separation Date, you will make yourself available to ArQule, upon reasonable notice, either by telephone or, if ArQule believes necessary, in person, to assist ArQule in any matter relating to the services performed by you during your employment with ArQule including, but not limited to, transitioning your duties to other ArQule employees.  You further agree that in the future you will cooperate fully with ArQule in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against ArQule by third parties or on behalf of ArQule, including any claim or action against its directors, officers and employees.  Your cooperation in connection with such claims or actions shall include, without limitation, your being available to meet with ArQule to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting ArQule.  ArQule will reimburse you for all reasonable, documented, out-of-pocket expenses incurred by you in cooperating with ArQule.  You further agree that should any individual representing a party adverse to the business interests of ArQule  (including, without limitation, anyone threatening any form of legal action against ArQule) contact you (directly or indirectly), you will promptly (within 48 hours) inform the General Counsel and/or Vice President of Human Resources in writing of that fact.

C.

Unless and only to the extent disclosed by the Company in regulatory or legal filings with the Securities and Exchange Commission or other entities, you agree that except for your obligations under Section 6A above, all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement, will be held confidential by you and will not be publicized or disclosed to any person other than an immediate member of your family or your legal counsel, accountant or financial advisor, (provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), or a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law.  You further agree that you will not make any statements that are disparaging about or adverse to the business interests of ArQule (including its directors, officers, and employees) or which are intended to harm the reputation of ArQule including, but not limited to, any statements that disparage any of its products, services, finances, capabilities or any other aspect of the business of ArQule.

Your breach of any obligation contained in this Section 6 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to ArQule, will entitle ArQule to recover the monetary value of the Other Economic Benefits being provided to you under Section 3 of this Agreement.

7.

Release of Claims.  You acknowledge and agree that, but for agreeing to the conditions and providing the waiver and release contained in this Agreement, you would not be receiving the Other Economic Benefits provided for herein.  You further hereby acknowledge and agree that by signing this Agreement and accepting the Other Economic Benefits, you are waiving your right to assert any form of legal claim against ArQule (as defined in footnote no. 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date or the date you sign this Agreement, whichever is later.  Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (collectively referred to as “Claims”) against ArQule seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees or any other costs) against ArQule up through and including the Separation Date or the date you sign this Agreement, whichever is later.  You understand that there could be unknown or unanticipated Claims resulting from your employment with ArQule and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

Without limiting the foregoing general waiver and release, you specifically waive and release ArQule from any Claims arising from or related to your employment relationship with

ArQule or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts) or federal discrimination statute (including but not limited to Massachusetts General Laws Chapter 151B, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964), fair employment practices or any other employment related statute, regulation or executive order, (as each may have been amended through the date on which you sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts) or federal employment related statute (including but not limited to the Worker Adjustment and Retraining Notification (WARN) Act), regulation or executive order (as they may have been amended through the date on which you sign this letter agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation, Massachusetts) or federal common law theory; and (iv) any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section 8 will not release ArQule from any obligation expressly set forth in this Agreement or with respect to distributions not yet made to you under the terms of ArQule’s 401(k) Savings Plan.

8.

OWBPA.  It is ArQule’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, ArQule hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement and you are being given the opportunity to do so.  Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in Section 7 is intended to release any rights you may have against ArQule alleging discrimination on the basis of age, including claims under the federal Age Discrimination in Employment Act and OWBPA.  Consistent with the provisions of OWBPA, you acknowledge that you have been provided with at least 21 days to consider and accept the provisions of this Agreement.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission to ArQule.  To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to Tony Messina at ArQule.  On the eighth day following your execution of this Agreement (the “Effective Date”), it will become final and binding on all parties.

Also, consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  However, this release does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination that relates to or arises out of any Claims occurring up through and including the Separation Date or the date you sign this Agreement, whichever is later.  Further, nothing in this release or Agreement shall be deemed to limit ArQule’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or ArQule’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

9.

Full Agreement, Choice of Law, Jury Waiver.  Except as expressly provided for herein, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between ArQule and you in respect of your separation from ArQule.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by ArQule and you.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from ArQule, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.  Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither ArQule nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Yours very truly,

ArQule, Inc.

By: /s/ A.S. Messina

     11/7/12

ACCEPTED AND AGREED TO:

/s/ Thomas Chan

Dr. Thomas Chan

Dated:  November 2, 2012